AMERICAN EAGLE OUTFITTERS

Updates Third Quarter EPS Guidance to $0.19

Pittsburgh - November 6, 2013 -- American Eagle Outfitters, Inc. (NYSE: AEO) is updating its third quarter EPS outlook to $0.19 per diluted share, which excludes non-cash charges associated with closing a distribution center, as previously disclosed. This compares to EPS from continuing operations of $0.41 for the same period last year. The company's previous EPS guidance was $0.14 to $0.16. The revised outlook reflects slightly better than expected margin results.

Total net revenue for the thirteen weeks ended November 2, 2013 decreased 6% to $857 million from $910 million for the thirteen weeks ended October 27, 2012. Total consolidated comparable sales decreased 5%, including sales from AEO direct, against a 10% comparable sales increase last year. AEO direct sales increased 17% during the period. Third quarter 2013 comparable sales are compared to the 13 weeks ended November 3, 2012.

Robert Hanson, CEO, commented, "Our third quarter results are clearly unsatisfactory. Yet, in an extremely challenging environment, our bottom line results are slightly ahead of our prior expectations and we ended the period with clean inventory. We remain highly focused on strengthening our merchandising, marketing and customer service execution, while maintaining disciplined inventory and expense management."

Management will provide a business update and fourth quarter earnings outlook with the third quarter earnings release on Friday, December 6th. The company will host a conference call and real time webcast at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 61 international franchise stores in 12 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters Inc.

Judy Meehan, 412-432-3300